Exhibit 99.1

NEWS RELEASE

Pumatech Contact:
Keith Kitchen
Vice President of Finance
(408) 321-7650
kkitchen@pumatech.com

PUMATECH ADOPTS STOCKHOLDER RIGHTS PLAN

SAN JOSE, Calif. – (01/10/03) – Pumatech, Inc. (NASDAQ: PUMA), the leading provider of synchronization software and services, today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Rights Plan is designed to deter unfair takeover tactics, and to prevent an acquiring person from gaining control of Pumatech without offering a fair and adequate price and fair terms to all of Pumatech’s stockholders. The Rights Plan was not adopted in response to any effort to acquire control of Pumatech.

Under the Plan, Rights will be distributed as a dividend at the rate of one Right for each share of Pumatech Common Stock held by stockholders of record as of the close of business on January 24, 2003.The Rights will become exercisable only upon the occurrence of certain events specified in the Rights Plan, including the acquisition of 15 percent of the outstanding Common Stock of Pumatech by a person or group. Each Right entitles the holder, other than an “acquiring person,” to acquire shares of Pumatech’s Common Stock at a 50 percent discount to the then-prevailing market price. Pumatech’s Board of Directors may redeem outstanding Rights at a price of $0.001 per Right.

Details of the Rights Plan are outlined more fully in a letter that will be mailed to Pumatech’s stockholders as of the record date, and in Pumatech’s filings with the Securities and Exchange Commission.

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information for an individual or throughout an enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Microsoft, Siebel, Oracle, Yahoo!, NTT DoCoMo, Boeing and General Motors. The Company has headquarters in Silicon Valley and offices in Munich, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section of 21E of the Securities and Exchange Act of 1934, including statements regarding Pumatech’s expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to Pumatech as of the date hereof, and Pumatech assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Pumatech’s reports filed from time to time with the Securities and Exchange Commission.

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Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in some jurisdictions. The names of companies and products mentioned herein may be the trademarks of their respective owners.